Amendment No. 1 to Services Agreement

THIS AMENDMENT NO. 1 TO THE SERVICES AGREEMENT by and among The Variable Annuity Life Insurance Company (hereinafter, “VALIC”), a Texas corporation, and T. Rowe Price Investment Services, Inc., a Maryland corporation (hereinafter the “Underwriter”), and T. Rowe Price Services, Inc., a Maryland corporation (hereinafter the “Transfer Agent”) (Underwriter and Transfer Agent collectively, “T. Rowe Price”), is effective as of October 30, 2026.

WHEREAS, VALIC and T. Rowe Price are parties to that certain Services Agreement made as of December 1, 2014(the “Agreement”); and

WHEREAS, the parties desire to amend Schedule One of the Agreement to reflect that the Funds available under the Agreement include all Funds that have issued an Advisor Class of shares, and to permit such Funds to be made available without further amendment of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, VALIC and T. Rowe Price agree as follows:

1.	Schedule One of the Agreement is deleted and replaced in its entirety by the attached Schedule One.

2.	Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Agreement.

3.

This Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all parties just as would the exchange of originally signed copies.

4.	All other terms of the Agreement shall remain in full force and effect.

(Signature page to follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By its authorized officer

By:

Name: Barbara Rayll Title: VP, Product & Solutions Mgmt

T. ROWE PRICE INVESTMENT SERVICES, INC.

By its authorized officer

By:

Name: William Presley

Title: Vice President

T. ROWE PRICE SERVICES, INC.

By its authorized officer

By:

Name: William Presley

Title: Vice President

SCHEDULE ONE

Any Fund that has issued an Advisor Class of shares and that is currently available for purchase as mutually agreed upon by the parties and offered by VALIC under a Contract listed on Schedule Two hereto shall be deemed included on this Schedule One, in each case without the need for further amendment of this Schedule One. VALIC shall provide the Services with respect to each such Fund in accordance with the Agreement. Neither the Underwriter nor the Transfer Agent is obligated to offer, or to continue to offer, the Advisor Class of any Fund, and each fund remains subject to the terms of the Agreement.

As of October 30, 2026, the Funds included on this Schedule One are the following: Investment Company Name: T. Rowe Price Retirement Funds, Inc.

T. Rowe Price Retirement 2015 Fund (Advisor Class)

T. Rowe Price Retirement 2020 Fund (Advisor Class)

T. Rowe Price Retirement 2025 Fund (Advisor Class)

T. Rowe Price Retirement 2030 Fund (Advisor Class)

T. Rowe Price Retirement 2035 Fund (Advisor Class)

T. Rowe Price Retirement 2040 Fund (Advisor Class)

T. Rowe Price Retirement 2045 Fund (Advisor Class)

T. Rowe Price Retirement 2050 Fund (Advisor Class)

T. Rowe Price Retirement 2055 Fund (Advisor Class)

T. Rowe Price Retirement 2060 Fund (Advisor Class)

T. Rowe Price Retirement 2065 Fund (Advisor Class)

T. Rowe Price Retirement 2070 Fund (Advisor Class)

The foregoing list is provided for reference as of the effective date of Amendment No. 1 and is not a limitation on the Funds included on this Schedule One.